PURCHASE AGREEMENT

        PURCHASE AGREEMENT, made as of the 20th day of May, 1996 (this "Agreement"), by and between INDIAN RIVER GOLF-0-RAMA, INC., a Virginia corporation, having an address at 560 Sylvan Avenue, Englewood Cliff, New Jersey 07632 ("Seller"), LENRICH ASSOCIATES, L.L.C., a New York limited liability company, having an address of 560 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 ("Sublandlord") and INDIAN RIVER FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Purchaser").
                            W I T N E S S E T H :

        WHEREAS, Sublandlord is the tenant under that certain Indenture of Lease, dated April 30, 1996, as amended (the "Ground Lease"), between Landlord and Webb Realty Company, Inc. (successor to Ella L. Webb, the "Landlord"), relating to certain real property located in the City of Virginia Beach, State of Virginia and more particularly described on Exhibit A attached hereto and made a part hereof (the "Land"); and

        WHEREAS, Seller is (i) the subtenant under that certain Ground Lease, dated May 1, 1992 (the "Sublease"), between Sublandlord and Seller relating to the Land and (ii) the owner of certain buildings and improvements located on the Land; and

        WHEREAS, Seller operates a driving range and related facilities on the Land under the name "Golf-O-Rama" (the "Business"); and









        WHEREAS, Purchaser desires to lease from Landlord a portion of the Land, as more particularly described on Exhibit B attached hereto and made a part hereof (hereinafter "Parcel C-1"), and to purchase and own the buildings and improvements on Parcel C-1 (the "Improvements") and the Business, on the terms, and subject to the conditions, set forth herein (Parcel C-1 together with the Improvements thereon shall be collectively referred to as the "Premises"); and

        WHEREAS, Upon the terms and conditions set forth herein, Sublandlord desires (i) to terminate the Sublease as to Parcel C-1, (ii) to modify the Ground Lease pursuant to the terms thereof in order to create two (2) separate ground leases between Landlord and Sublandlord: one ground lease shall be applicable to Parcel C-1 and the Improvements (the "Lease") and the other shall be applicable to the remaining Land (hereinafter "Parcel C-2"), and (iii) to assign to Purchaser the Lease; and

        WHEREAS, Seller desires to sell the Improvements and Business to Purchaser and to terminate the Sublease as to Parcel C-1, on the terms, and subject to the conditions, set forth herein.

        NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

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        1.      Agreement to Sell and Purchase.

        1.1 Assets to be Purchased by Purchaser. Seller agrees to sell and convey, or cause to be sold or conveyed, and Purchaser agrees to purchase and acquire, upon the terms and conditions hereinafter set forth, the following property (collectively, the "Property"):

                1.1.1 the Lease in accordance with the terms and provisions of Section 1.5 hereof; the Improvements; the easements, rights of way, and other rights and benefits appurtenant thereto; and any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Seller and/or Sublandlord in connection with the occupancy of the Premises (collectively, the "Permits");

                1.1.2 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Seller and located at the Premises, and all inventories, supplies, sales, marketing and instructional materials of every kind and description relating to the Business that are owned by Seller, wherever located, including without limitation, the items described on Exhibit C attached hereto and made a part hereof (the "Personal Property");

                1.1.3 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Seller or its affiliates in connection with

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the ownership and/or operation of the Premises and the Business (collectively, the "Records");

                1.1.4 the contracts, leases, orders and other agreements of or relating to the Business or the Premises described on Exhibit D-1 attached hereto and made a part hereof (the "Assumed Contracts");

                1.1.5 any unliquidated rights under manufacturers' and vendors, warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Claims").

        1.2 Assets to be Retained by Seller. Anything herein to the contrary notwithstanding, Seller shall not sell, and Purchaser shall not acquire, the following assets of Seller (the "Retained Assets"):

                1.2.1 all accounts receivable existing on the Closing Date (as hereinafter defined) arising out of the sale of goods or services prior to the Closing Date;

                1.2.2 all claims of Seller for refunds or credits with respect to credits with respect to (i) real estate taxes attributable to the period prior to the Closing Date, and (ii) federal, state or local income taxes or foreign income taxes of whatever nature or taxable period involved;

                1.2.3 any rights of Seller with respect to insurance policies owned by Seller or for which Seller is the named insured;


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                1.2.4   all cash, funds in bank accounts and cash equivalents
existing as of the Closing Date;

                1.2.5 all properties and assets that are the subject of any Contracts (as hereinafter defined) that are not Assumed Contracts;

                1.2.6 any patents, trademarks, trademark registrations, copyrights, copyright registrations, trade names and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing (the "Intangible Assets"); and

                1.2.7 the contracts, leases, orders and other agreements of or relating to the Business described on Exhibit D-2 attached hereto and made a part hereof (the "Retained Contract").
        1.3 Assumption of Certain Liabilities. Purchaser shall assume and agree to pay and discharge when due the following liabilities to the extent the same arise from and after the Closing Date (the "Assumed Liabilities"):

                1.3.1 all liabilities and obligations of Sublandlord under the Lease and with respect to the Premises; and

                1.3.2 all liabilities and obligations of Seller under the Assumed Contracts and with respect to the Business.


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        1.4     Liabilities to be Retained by Purchaser.  Seller shall retain, and Purchaser shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Sublease, the Property, Seller or the Business or any predecessor owner of the Property or the Business arising prior to the Closing Date other than the Assumed Liabilities (collectively, the "Retained Liabilities").

        1.5 Lease Terms and Provisions. At Closing, Seller and Sublandlord shall cause the Ground Lease to be modified and severed to create two (2) separate ground leases, one of which shall be the Lease. Sublandlord and Purchaser agree that the Lease shall be on the same terms and conditions as set forth in the Ground Lease, except as follows:

                1.5.1 The premises demised under the Lease shall include Parcel C-1, the Improvements thereon and the appurtenances thereunto belonging, and the rights described in Sections 1.5.2 and 1.5.3 below.

                1.5.2 During the term of the Lease and all renewals thereof, Purchaser shall have a nonexclusive right and easement to install, maintain, repair and replace, at Purchaser's expense, pumps, underground waterlines and other equipment on, over and across Parcel C-2 for the purpose of pumping water from the pond located on Parcel C-2 to Parcel C-1 for irrigation.

                1.5.3 During the term of the Lease and all renewals thereof, Purchaser shall have all of the rights,

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easements and privileges of Sublandlord as to Parcel C-1 under that certain
Declaration of Easements, dated August 7, 1967, recorded in the Clerk's Office, Circuit Court, City of Virginia Beach, Virginia, in Deed Book 1024, page 272, as amended by Declaration, dated February 1, 1978, recorded in the aforesaid Clerk's Office in Deed Book 1789, page 555, as further amended by agreement dated June 15, 1990 and recorded in the aforesaid Clerk's Office in Deed Book 2919, page 1031 (collectively, the "Declaration of Easements"). Purchaser shall enjoy such rights, easements and privileges irrespective of the termination of any of the other leases benefited or burdened by the Declaration of Easements.

        1.6     Sublease of Part of Tract B.
                1.6.1 Within one hundred eighty (180) days after the Closing Date (the "Completion Date"), Seller and Sublandlord shall use their best efforts to obtain from the Tract B Tenant (as defined in the agreement recorded in Deed Book 2919, page 1031 (the "Amended Declaration"), an executed and acknowledged agreement (in form and substance reasonably satisfactory to Purchaser) from the Tract B Tenant that the current use by Purchaser, its successors and assigns of the real property identified as "Exhibit D (page 2 of 2)" of the Amended Declaration (the "Parcel") shall not be disturbed by the Tract B Tenant, its successors or assigns throughout the term of the Tract B Tenant's ground lease as the same may be renewed, extended or modified (the "Tract B Agreement"). The terms and

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provisions of the Tract B Agreement shall bind the Tract B Tenant, its successors and assigns if the Tract B Tenant acquires the fee interest in the Parcel.

                1.6.2 If a search of the title to the Parcel reveals the existence of any mortgages or deeds of trust encumbering the leasehold interest of the Tract B Tenant, Seller and Sublandlord shall use reasonable efforts to obtain from the holder of any such mortgage or deed of trust a nondisturbance agreement (a "Nondisturbance") in form and substance reasonably acceptable to Purchaser which provides that in the event of any foreclosure, sale under power of sale, or transfer in lieu of any of the foregoing or the exercise of any other remedy pursuant to any such mortgage or deed of trust, Purchaser's use, possession and enjoyment of the Parcel shall not be disturbed. Seller and/or Sublandlord's failure to deliver the Nondisturbance shall not in any way affect Seller's rights to receive a refund of the Escrow Fund (as defined below).

                1.6.3 As security for the faithful and timely performance by Seller and Sublandlord of their obligations under Section 1.6.1, Seller shall deposit One Hundred Thousand Dollars ($100,000) of the Purchaser Price (the "Escrow Fund") with Lawyers Title Insurance Corporation (the "Escrow Agent") pursuant to the terms and provisions of the Escrow Agreement, in the form attached hereto as Exhibit E-2 (the "Escrow Agreement"). if Seller and Sublandlord do not satisfy their obligations under Section 1.6.1 and obtain a fully-executed and acknowledged Tract

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B Agreement by the Completion Date, Purchaser shall have the right to cause the
Escrow Agent to refund the Escrow Fund to Purchaser. If Seller and Sublandlord fully comply with their obligations hereunder, Seller and Sublandlord shall have the right to cause the Escrow Agent to pay the Escrow Fund to them. The Escrow Fund and the disposition thereof shall be governed by the terms and provisions of the Escrow Agreement. This Section 1.6 and the obligations of the parties hereunder shall survive the Closing Date.

        1.7 Right of First Refusal. At Closing, Seller, Sublandlord and Purchaser shall execute and acknowledge a right of first refusal agreement (the "Right of First Refusal Agreement"), in the form attached hereto as Exhibit G-
7. The Right of First Refusal Agreement shall give Purchaser a right of first refusal with respect to any future lease or subletting of Parcel C-2.
Purchaser shall have the right to record the Right of First Refusal Agreement, at its expense, after the Closing Date.

        2. Purchase Price. In consideration for the Property, Purchaser shall pay to Seller the sum of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) (the "Purchase Price"), subject to adjustment as hereinafter provided, payable in cash, certified or official bank check or wire transfer on the Closing Date.





        3.      Title; Permitted Exceptions.

        3.1 Seller will convey the Property to Purchaser, free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit F attached hereto and made a part hereof (the "Permitted Exceptions").

        3.2 Purchaser shall order an examination of title from a title company licensed or authorized to issue title insurance in the State of Virginia ("Title Company"), and shall cause a copy of any title report to be forwarded to Seller's attorney.

        3.3 If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to the Title Company or Purchaser an affidavit showing that such judgments, bankruptcies or other returns are not against Seller, in form sufficient to permit deletion of such exception from the title policy.

        4.      Apportionments.

        4.1 The following items shall be apportioned as of 11:59 PM of the day immediately preceding the Closing Date:

                4.1.1 fixed rents, additional rents and all other sums and credits due or payable under the Lease, subject to Section 4.2 hereof;


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                4.1.2   real estate taxes attributable to the Premises, on the
basis of the fiscal year for which the same are levied, imposed or assessed, subject to Section 4.3 hereof,

                4.1.3 charges for water, sewer rents, electricity, steam, gas and telephone attributable to the Premises, which are not metered; provided that if the consumption of any of such utilities is measured by meters, at the Closing (as hereinafter defined) Seller shall furnish a current reading of each meter; and further provided that if there is not a meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefore shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued;

                4.1.4 fuel at the Premises, if any, at Seller's cost therefore (as determined by Seller's fuel supplier);

                4.1.5   amounts paid or payable under the Assumed Contracts;
and

                4.1.6   the credit described in Section 6.1.21 hereof.

        4.2 If, on the Closing Date, any items of additional rent under the Lease shall not have been ascertained, then such items shall be adjusted as and when the same are ascertained. The provisions of this Section 4.2 shall survive the Closing.

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        4.3     If the Closing shall occur before the real estate tax rate is fixed, the apportionment of real estate taxes shall be based upon the tax rate for the next preceding year applied to the latest assessed valuation.

        4.4 If on the Closing Date the Premises shall be affected by any special or other assessment for public improvements or otherwise which is or may become payable by Seller in annual installments, of which the first installment is then a charge or lien, or has been paid, then, Seller shall pay and discharge, at or prior to the Closing, all such installments of any such assessments which are due and payable on or prior to the Closing Date, and Purchaser shall be responsible for payment of any such assessments which are due and payable after the Closing Date, and take title to the Property subject to the lien or liens therefor.

        4.5 Seller and Purchaser shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Section 4.5 shall survive the Closing.

        5.      The Closing.

        5.1 The closing of the transaction provided for in this Agreement (the "Closing") shall take place on May 20, 1996, or as soon as practical after the conditions set forth in Section 5.2 hereof have been satisfied or waived by Purchaser if the same have not been satisfied or waived by Purchaser prior to such date

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(the actual date of the Closing being referred to herein as the "Closing
Date").

        5.2 The obligation of Purchaser to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it in its sole discretion:

                5.2.1 the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                5.2.2 Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

                5.2.3 all consents, Permits and approvals from any governmental or regulatory body or from parties to any contracts or other agreements which may be required in connection with the performance by Seller of this Agreement shall have been obtained; and

                5.2.4 no action, suit or proceeding shall have been instituted before any court or governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions, or which has or may have any adverse effect on Purchaser, the Business or the Property.

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        5.3     The obligation of Seller to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it in its sole discretion:

                5.3.1 the representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

                5.3.2 Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

                5.3.3 all consents, Permits and approvals from any governmental or regulatory body or from parties to any contracts or other agreements which may be required in connection with the performance by Purchaser of this Agreement shall have been obtained; and

                5.3.4 no action, suit or proceeding shall have been instituted before any court or governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

        5.4 At the Closing, Seller shall deliver or cause to be delivered to Purchaser physical possession of the Property (receipt of which may be actual or constructive) and the following:

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                5.4.1   a sublease termination agreement, executed and
acknowledged by Sublandlord and Seller, terminating the Sublease as to Parcel C-1 as of the Closing Date (the "Sublease Termination Agreement"), in the form attached hereto as Exhibit G-1.

                5.4.2 The Lease of Parcel C-1 duly executed and acknowledged by Landlord and Sublandlord.

                5.4.3 an assignment and assumption agreement (the "Lease Assignment and Assumption Agreement") assigning to Purchaser all of Sublandlord's right, title and interest in and to the Lease and Improvements, duly executed and acknowledged by Sublandlord in the form attached hereto as Exhibit G-2;

                5.4.4 a bill of sale conveying, transferring and selling to Purchaser all right, title and interest of Seller in and to all of the Personal Property (the "Bill of Sale"), which Bill of Sale shall contain a warranty that such property is free and clear of all Encumbrances other than the Permitted Exceptions, duly executed and acknowledged by Seller in the form attached hereto as Exhibit G-3;

                5.4.5 an assignment and assumption agreement (the "Contract Assignment and Assumption Agreement") assigning to Purchaser all of Seller's right, title and interest in and to the Assumed Contracts, the Permits, the Records and the Claims, duly executed and acknowledged by Seller in the form attached hereto as Exhibit G-4;

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                5.4.6   a settlement statement (the "Settlement Statement")
setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

                5.4.7 an owner's affidavit of title reasonably acceptable to the Title Company;

                5.4.8 a Certificate or Certificates of Occupancy for all Improvements;

                5.4.9 original counterparts (or copies certified to be true and complete) of each of the Assumed Contracts;

                5.4.10 an estoppel certificate with respect to the Ground Lease (the "Estoppel Certificate") in the form of Exhibit G-5 attached hereto duly executed and acknowledged by Landlord and dated not more than thirty (30) days prior to the Closing Date;

                5.4.11 a certificate, dated as of the Closing Date, duly executed and acknowledged by Seller, stating that the conditions set forth in Sections 5.2.1, 5.2.2 and 5.2.3 hereof have been satisfied;

                5.4.12 any transfer tax or other return required by any applicable governmental authority in connection with the sale of the Property ("Tax Forms"), duly executed and acknowledged by Seller;

                5.4.13 an affidavit (the "FIRPTA Affidavit") duly executed and acknowledged by Seller pursuant to Section 1445

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(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such provision;

                5.4.14 keys to all locks relating to the Property, appropriately labeled;

                5.4.15 the environmental indemnification agreement, duly executed and acknowledged by Seller, and Golf-O-Rama of America, Inc. (the "Environmental Indemnification Agreement", in the form attached hereto as Exhibit G-6;

                5.4.16 an unconditional and irrevocable letter of credit (the "Letter of Credit") in the form attached hereto as Exhibit E-1 in favor of Purchaser in the amount of Five Hundred Thousand Dollars ($500,000) as security for the performance by the Indemnitors (as herein defined) under the Environmental Indemnification Agreement;

                5.4.17  the Escrow Agreement;

                5.4.18  the Right of First Refusal Agreement;

                5.4.19 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Seller to Purchaser pursuant to any of the other provisions of this Agreement; and

                5.4.20 such other documents as may be reasonably required by Purchaser's counsel in connection with this transaction.

        5.5 At the Closing, Purchaser shall deliver to Seller the following:

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                5.5.1 the Purchase Price;

                5.5.2 the Lease Assignment and Assumption Agreement, duly executed and acknowledged by Purchaser;

                5.5.3 the Environmental Indemnification Agreement, duly executed and acknowledged by Purchaser;

                5.5.4 the Contract Assignment and Assumption Agreement, duly executed and acknowledged by Purchaser;

                5.5.5 the Settlement Statement, duly executed and acknowledged by Purchaser;

                5.5.6 a certificate, dated as of the Closing Date, duly executed and acknowledged by Purchaser, stating that the conditions set forth in Sections 5.3.1, 5.3.2 and 5.3.3 hereof have been satisfied;

                5.5.7 all other instruments and documents to be executed, acknowledged where appropriate and/or delivered by Purchaser to Seller pursuant to any of the other provisions of this Agreement;

                5.5.8   Tax Forms, duly executed and acknowledged by Purchaser;

                5.5.9   the Escrow Agreement;

                5.5.10  the Right of First Refusal Agreement; and

                5.5.11 such other documents as may be reasonably required by Seller's counsel in connection with this transaction.

        6.      Representations and Warranties.

        6.1     Seller (and Sublandlord with respect to Sections 6.1.6, 6.1.7,
6.1.12 and 6.1.13 only) hereby represents and

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warrants to Purchaser as of the date hereof and as of the Closing Date as follows (any representation made to the best of a party's knowledge is made herein without independent inquiry or investigation):

                6.1.1 Organization; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                6.1.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors, rights generally. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any law, rule or regulation to which

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Seller is subject; (ii) violate any order, judgment or decree applicable to
Seller; or (iii) conflict with or result in a breach of or a default under any term or condition of Seller's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Seller is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

                6.1.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Seller of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been, or by the Closing Date will be, obtained;

                6.1.4 Compliance with Applicable Laws. Except as set forth in Section 6.1.10, to the best of Seller's knowledge, Seller is not engaging in any activity or omitting to take any action as a result of which Seller is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Property or the Business, and neither the execution and delivery by Seller of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the

                                      20





performance by Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. To the best Of Seller's knowledge, Seller is in compliance with all material requirements imposed in writing by any insurance carrier of Seller to the extent such carrier is an insurer or indemnitor of the Property. With respect to the Premises, Seller has not received any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction over the Premises, and to the best of Seller's knowledge, there are no current or outstanding violations of law, municipal ordinance, orders or requirements issued by any building apartment or other governmental agency or subdivision applicable to the Premises.

                6.1.5 Permits. Except as set forth in Section 6.1.10, and to the best of Seller's knowledge, all Permits (except for Seller's business license from the City of Virginia Beach, which has expired) required by any federal, state, or local law, rule or regulation and necessary for the operation of the Property and the Business as currently being conducted have been obtained and are currently in effect. To the Seller's best knowledge, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (i) to avoid the loss of any

                                      21





Permit or the violation of any law, regulation, order or other requirement of law, or (ii) to enable Purchaser to continue the operation of the Property and the Business as presently conducted after the Closing. To the best of Seller's knowledge, the current use and occupation of any portion of the Property does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises.

                6.1.6 Title to Assets. Seller has good and marketable title to the Improvements and Personal Property free and clear of all Encumbrances other than the Permitted Exceptions and Sublandlord has good and marketable title to the Lease.

                6.1.7 The Ground Lease. Attached hereto as Exhibit H is a true and correct copy of the Ground Lease, and all amendments and modifications thereto. The Ground Lease is in full force and effect and Sublandlord, as the tenant thereunder, is not in default and has not received any notice of default in respect of the Ground Lease. Neither Landlord nor Sublandlord has exercised any right or option, or stated in writing its intent, to terminate or cancel the Ground Lease. Landlord's consent is not required in connection with the transactions contemplated by this Agreement. Sublandlord has not assigned, transferred or conveyed the Ground Lease or any interest therein,

                                      22





or sublet the premises demised thereby, or granted any right or option with respect thereto, to any party other than Seller.

                6.1.8 Contracts. Except as set forth on Exhibits D-1 and D-2, Seller is not a party to any leases, contracts, orders or agreements relating to the Property or the Business (written or otherwise) (collectively, "Contracts"). Exhibits D-1 and D-2 sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Seller is not holding any security deposits under any of said Contracts. Each of the Assumed Contracts is in full force and effect and no party under any such Assumed Contract, including Seller, is in default, or has sent or received notice of default, in any respect of any such Assumed Contract. Seller shall terminate or cancel all of the Contracts,other than the Assumed Contracts, including without limitation those described on Exhibit D-2 prior to Closing.

                6.1.9 Condition of Personal Property. The Personal Property is in good operating condition and repair, and as of the Closing Date shall remain in such condition, ordinary wear and tear excepted.

                6.1.10  Environmental Matters.

                        6.1.10.1 Purchaser, Seller and Sublandlord are aware of the environmental conditions described generally in the report entitled, "Phase II Environmental Assessment Report, Indian River Golf-O-Rama, Virginia Beach, Virginia," dated

                                      23





April 5, 1996, prepared by Aquaterra, Inc., Raleigh, North Carolina, a copy of which has been provided to Seller, Purchaser and Sublandlord (the
"Environmental Condition").

                        6.1.10.2 Notwithstanding the existence of the Environmental Condition, Purchaser shall purchase the Property on the Closing Date, provided that on the Closing Date (a) Seller and Seller's parent company (collectively, the "Indemnitors") execute and deliver the Environmental Indemnification Agreement which shall set forth the Indemnitors, obligations with respect to the Environmental Condition, including the Indemnitors' indemnification of Purchaser with respect to the Environmental Condition, and
(b) Seller delivers to Purchaser the Letter of Credit to secure the Indemnitors' obligations under the Environmental Indemnification Agreement.

                        6.1.10.3        Section 6.1.10 shall survive the
Closing.

                6.1.11 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.

                6.1.12 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises. Except for water and sewer, all utilities are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid. Public water service is provided to the Premises from an adjacent property to the north of the Premises ("Tract B") and the tenant

                                      24





or operator of Tract B collects from Seller for water usage at the Premises at regular public rates.

                6.1.13 Access. To the best of Seller's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change access from any such highway or road to the Premises or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises. To the best of Seller's knowledge, all roads bounding the Premises are public roads and Purchaser shall have access to such public roads pursuant to the terms of the Lease.

                6.1.14 Insurance Requirements. All material requirements or recommendations imposed in writing by any insurer or by any board of fire underwriters or similar body in respect of the Property have been satisfied.

                6.1.15 Litigation. To the best of Seller's knowledge, there is no action or proceeding (zoning or otherwise) or governmental investigation pending, or threatened against, or relating to, Seller (insofar as it relates to the Premises or the Business), the Premises, the Business or the transactions contemplated by this Agreement.

                6.1.16 Assessments. To the best of Seller's knowledge, there are no special or other assessments for public improvements or otherwise now affecting the Premises, and to the best of Seller's knowledge there are no (a) pending or threatened

                                      25





special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.

                6.1.17 Employee Agreements. There are no union or employment contracts or agreements (written or oral) involving employees of Seller or its affiliates affecting the Property or the Business which will survive the Closing. All employees of Seller will have been terminated as of the Closing Date.

                6.1.18 Work at the Premises. Within one hundred twenty (120) days prior to the Closing Date, no services, material or work have been supplied to the Premises for which payment has not been made in full.

                6.1.19 Financial Condition. Seller has delivered to Purchaser true and correct copies of audited financial statements consisting of balance sheets and income statements of Seller as of December 31, 1995 and 1994.

                6.1.20 Full Disclosure. To the best of Seller's knowledge, none of the information supplied by Seller herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

                6.1.21 Storm Damage. Seller represents that an ice storm in February 1996 and a wind storm in January 1996 caused certain damage (the "Storm Damage") to the Property and

                                      26





Seller has made a claim with its insurance company with respect to the Storm Damage. Purchaser and Seller agree that Seller shall be permitted to retain all right, title and interest in and to such insurance proceeds, that Purchaser shall repair the Storm Damage after Closing, and that Seller shall have no further obligation with respect to such repairs. In consideration of the foregoing, Purchaser shall receive a credit against the Purchase Price payable at Closing in the amount of One Hundred Forty Thousand Dollars ($140,000.00).

        6.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

                6.2.1 Organization; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                6.2.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding

                                      27





obligation of Purchaser, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors, rights generally. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of any law, rule or regulation to which Purchaser is subject; (ii) violate any order, judgment or decree applicable to Purchaser; or (iii) conflict with or result in a breach of or a default under any term or condition of Purchaser's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Purchaser is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

        6.3 Survival. It shall be a condition to each party's obligation to close hereunder that the representations and warranties of the parties made in this Article 6 and the factual matters represented to Seller's knowledge shall be true and correct as of the Closing Date. Except as otherwise provided, the representations and warranties of the parties made in this
Article 6 shall survive the Closing for a period of twelve (12) months.

                                      28





   7. Seller's Covenants. Seller hereby covenants and agrees with Purchaser as follows:

        7.1 Access to Information. From the date hereof through the Closing Date, Seller shall afford to Purchaser and Purchaser's accountants, counsel and other representatives full and complete access to the Property, upon reasonable notice at reasonable times and in such a manner as will not unreasonably interfere with the conduct of the Business.

        7.2 Cooperation by Seller. Seller will use its reasonable efforts to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller to effect the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof.

        7.3 Operation of the Premises Prior to Closing. During the period from the date hereof through the Closing Date, Seller agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing);

                7.3.1 Seller shall operate the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, as such operation may be limited by the Storm Damage;

                                      29





                7.3.2 Seller shall maintain all existing insurance policies in respect of the Property in full force and effect;

                7.3.3 Seller shall not commit a breach of, or default under, any Permit or violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirement of any governmental body or court, relating to the Property;

                7.3.4 Seller shall maintain its inventory at the levels in existence as the date hereof, subject to sale in the ordinary course of business;

                7.3.5 Seller shall maintain the Property in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary wear and tear; and

                7.3.6 Seller shall not enter into any lease or occupancy agreement with respect to any of the Property.

        7.4 Employees. All employees at the Premises will be terminated by Seller prior to the Closing.

        7.5 Contracts. Seller will terminate all Contracts other than the Assumed Contracts, such termination to be effective as of the Closing Date.

   8. Further Assurances. At any time and from time to time after the Closing Date, Seller, Sublandlord and Purchaser shall, at the request of any party, execute and deliver any further instruments or documents and take all such further action as such party may reasonably request to further consummate the

                                      30





transactions contemplated by this Agreement. This Section 8 shall survive the Closing.

   9. Brokers. Seller and Purchaser warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein. Purchaser and Seller hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with the indemnifying party in connection with this transaction. The provisions of this
Article 9 shall survive the Closing or any termination of this Agreement.

   10. "As Is". Purchaser represents that it has inspected the Property and is familiar with the physical condition thereof, and that it agrees to accept the Property "as is", in its condition at the date of this Agreement subject to reasonable wear and tear and the provisions of Section 6.1.10, Section 6.1.21 and Section 11. Neither Seller nor any agent, partner, employee, broker or representative of Seller has made any representation whatsoever regarding the Business, the Property or any part thereof, or anything relating to the subject matter of

                                      31





this Agreement, except as expressly set forth in this Agreement; and Purchaser, in executing, delivering and performing this Agreement, has not and does not rely upon any statement, information, or representation to whomsoever made or given, whether to Purchaser or others, and whether directly or indirectly, verbally or in writing, made by any person, firm or corporation, except as expressly set forth in this Agreement.

   11. Condemnation; Fire or Other Casualty. Between the date hereof and the Closing, the risk of ownership and loss of the Property shall belong solely to Seller. If, between the date hereof and the Closing, all or any portion of the Property is condemned, taken by eminent domain, damaged by fire or other casualty or by any other cause of nature, Seller shall promptly give Purchaser notice thereof. After receipt of notice of such condemnation, taking or damage (from Seller or otherwise), Purchaser shall have the option either:

        (a) to require Seller to assign, transfer and/or convey the Property in accordance with the terms and provisions hereof on the date of the Closing to Purchaser in its damaged condition upon and subject to all of the other terms and conditions of this Agreement, including payment of the purchase price without adjustment on account of such condemnation, taking or damage, and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the casualty insurance policies, condemnation awards and/or any causes of action with respect to such condemnation or taking of

                                      32





or damage to the Property and to pay to Purchaser by certified or bank check all payments theretofore made under such insurance policies plus any deductible amount under its insurance policies, or by such condemning or taking authorities; Seller shall not settle any fire, casualty, condemnation or eminent domain claim without the prior written consent of Purchaser; or

        (b) to terminate this Agreement by giving notice to Seller, whereupon this Agreement shall be terminated, and neither party shall have any further rights, claims, liabilities or obligations to the other except for those rights, claims, liabilities and obligations specifically surviving the termination of this Agreement.

   12. Default. If Seller shall default in the performance of its obligations under this Agreement, the sole right and remedy of Purchaser shall be to terminate this Agreement and seek reimbursement of the actual reasonable costs incurred by Purchaser for any title search and/or survey, and Purchaser shall not seek or obtain any money or other judgment (except with respect to such reimbursement) against Seller or Sublandlord for any disclosed or undisclosed

                                      33





parent, principal, officer or employee of Seller or against the assets or estate of Seller or Sublandlord. If Purchaser shall default in the performance of its obligations under this Agreement, the sole right and remedy of Seller and Sublandlord shall be to terminate this Agreement, and Seller and Sublandlord shall not seek or obtain any money or other judgment against Purchaser or any disclosed or undisclosed parent, principal, officer or employee of Purchaser or against the assets or estate of Purchaser. This
Section 13 shall not apply to any agreements that expressly survive the Closing,, including without limitation, those agreements contained in this Agreement or pursuant to a separate instrument.

   13. Costs and Fees. Recording fees for the Lease or a memorandum of the Lease, and the Lease Assignment and Assumption Agreement shall be payable by Purchaser. Purchaser shall also pay the expenses incurred in connection with
(a) the examination of title, (b) the issuance of a policy of title insurance for Purchaser, and (c) a survey of the Property, if obtained by Purchaser. Any other similar costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located. It is agreed that no portion of the consideration paid by Purchaser hereunder shall be allocated toward items of personal property conveyed hereunder. The provisions of this Article shall survive the Closing.

   14.  Indemnification.

        14.1 Subject to the further provisions of this Article, Seller shall protect, defend, hold harmless and indemnify Purchaser, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable

                                      34





professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Seller which is not an Assumed Liability; (ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.1.

        14.2 Subject to the further provisions of this Article, Purchaser shall protect, defend, hold harmless and indemnify Seller, its officers, directors, shareholders, employees, agents, and affiliates, and their respective successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after the Closing Date,
(ii) the breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and

                                      35





accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.2.

        14.3 Whenever a party hereto (such party and each its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim") amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in

                                      36





connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this
Section 14.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 14.3.

        14.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article. The provisions of this

                                      37





Article 14 shall survive Closing for a period of twelve (12) months.

        15.     Notices.

                15.1 All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth in the case of Seller, to the attention of David R. Rogol, President. A copy of any Notice given by Seller to Purchaser shall simultaneously be given in either manner provided above to Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, 16th Floor, Richmond, Virginia 23219, Attention: Channing J. Martin, Esq. A copy of any Notice given by Purchaser to Seller shall simultaneously be given in either manner provided above to Kronish, Lieb, Weiner and Hellman, 1114 Avenue of the Americas, New York, New York 10036, Attention: Mark Lipschutz, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

                                      38





   16.  Miscellaneous.

        16.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

        16.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Virginia.

        16.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

        16.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply;

        16.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.

        16.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

        16.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

                                      39





        16.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

        16.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

                                      40





        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        INDIAN RIVER GOLF-O-RAMA, INC.


                                        By: /s/ David R. Rogol
                                            -----------------------------
                                           Name: David R. Rogol
                                           Title: President

                                        INDIAN RIVER FAMILY GOLF
                                        CENTERS, INC.


                                        By: /s/ Robert J. Krause
                                            -----------------------------
                                           Name: Robert J. Krause
                                           Title: Vice President


                                        LENRICH ASSOCIATES, L.L.C.


                                        By: /s/ Richard M. Cohen
                                            ------------------------------
                                            Richard M. Cohen, a Member
                                            by David R. Rogol
                                            as attorney-in-fact

                                      41





STATE OF NEW YORK

CITY/COUNTY OF NEW YORK, to wit

        The foregoing instrument was acknowledged before me in the City/County of New York, State of New York, this 19th day of May, 1996 by David R. Rogol, as President of Indian River Golf-O-Rama, Inc., a Virginia corporation, on behalf of the corporation.


        My commission expires:_________________



                                        /s/ Roseann Marrali
                                        ______________________________
                                                   Notary Public




STATE OF NEW YORK

CITY/COUNTY OF NEW YORK, to wit

        The foregoing instrument was acknowledged before me in the City/County of New York, State of New York, this 20th day of May, 1996 by Robert J. Krause, as Vice President of Indian River Family Golf Centers, Inc., a Delaware corporation, on behalf of the corporation.

        My commission expires:_________________



                                        /s/ Roseann Marrali
                                        _____________________________
                                                Notary Public



STATE OF NEW YORK

CITY/COUNTY OF NEW YORK, to wit

        The foregoing instrument was acknowledged before me in the City/County of New York, State of New York, this 19th day of May, 1996 by David R. Rogol, to me known to be the person described in and appointed attorney-in-fact in and by a certain power of attorney dated February 26, 1996, and executed by Richard
M. Cohen, a Member of Lenrich Associates, L.L.C., a New York limited liability company, on behalf of the limited liability company.


                                        /s/ Roseann Marrali
                                        ______________________________
                                                Notary Public




                      INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT A       LEGAL DESCRIPTION OF LAND (not included)
EXHIBIT B       LEGAL DESCRIPTION OF PARCEL C-1
EXHIBIT C       PERSONAL PROPERTY
EXHIBIT D-1     ASSUMED CONTRACTS (not included)
EXHIBIT D-2     RETAINED CONTRACTS (not included)
EXHIBIT E-1     LETTER OF CREDIT (not included)
EXHIBIT E-2     ESCROW AGREEMENT (not included)
EXHIBIT F       PERMITTED EXCEPTIONS
EXHIBIT G-1     SUBLEASE TERMINATION AGREEMENT (not included)
EXHIBIT G-2     LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (not included)
EXHIBIT G-3     BILL OF SALE (not included)
EXHIBIT G-4     CONTRACT ASSIGNMENT AND ASSUMPTION AGREEMENT (not included)
EXHIBIT G-5     ESTOPPEL CERTIFICATE (not included)
EXHIBIT G-6     ENVIRONMENTAL INDEMNIFICATION AGREEMENT (not included)
EXHIBIT G-7     RIGHT OF FIRST REFUSAL AGREEMENT (not included)
EXHIBIT H       GROUND LEASE (not included)







May 17, 1996

                                  EXHIBIT B
                    LEGAL DESCRIPTION OF LEASEHOLD C - 1


BEGINNING AT A PIN FOUND on the easterly right-of-way line of Military Highway and the common boundary line of Leasehold C-1 and Leasehold D as shown on "ALTA/ACSM LAND TITLE SURVEY OF A PORTION OF TRACT "A" AS DESCRIBED IN (D.B. 3089, PG. 0333) FOR INDIAN RIVER FAMILY GOLF CENTERS, INC., KEMPSVILLE BOROUGH, VIRGINIA BEACH, VIRGINIA" dated 5/16/96; thence along the easterly right-of-way line of Military Highway North 30 degrees 28' 42" East, 41.94' to a point; thence leaving the right-of-way line of Military Highway, South 59 degrees 31' 18" East, 138.42' to a point; thence South 13 degrees 12' 32" West, 207.36' to a point; thence South 59 degrees 32' 58" East, 40.00' to a point; thence South 05 degrees 59' 38" East, 250.00' to a point; thence North 84 degrees 00' 22" East, 150.00' to a point; thence North 05 degrees 59' 38" West, 63.29' to a point; thence North 84 degrees 00' 22" East, 533.61' to a point; thence South 08 degrees 32' 34" East, 66.75' to a point; thence South 58 degrees 55' 01" East, 190.88' to a point; thence South 15 degrees 58' 59" East, 172.26' to a point on the southerly right-of-way line of Old Providence Road; thence along the southerly right-of-way of Old Providence Road the following courses and distances, South 72 degrees 34' 51" West, 50.19" to a point; thence South 39 degrees 16' 51" West, 206.36 to a point; thence along a curve to the right having a central angle of 38 degrees 47' 05", a radius of 268.18', an arc length of 181.54', and a chord bearing of South 58 degrees 40' 24" West to a point; thence South 78 degrees 03' 56" West, 494.57' to a point; thence leaving the southerly right-of-way line of Old Providence Road, North 54 degrees 09' 37" West, 56.74' to a point; thence along a curve to the right having a central angle of 72 degrees 54' 43", a radius of 100.00', an arc length of 127.26', and a chord bearing of North 61 degrees 02' 34" West to a point; thence North 24 degrees 35' 13" West, 189.24' to a point; thence North 10 degrees 09' 22" West, 251.38' to a point; thence North 08 degrees 07' 02" West, 36.13' to a point; thence North 05 degrees 30' 00" West, 45.67' to a point; thence North 12 degrees 06' 32" West, 35.76' to a point; thence North 14 degrees 46' 16" West, 88.15' to a point; thence North 06 degrees 45' 05" West, 39.14' to a point; thence North 00 degrees 41' 38" West, 40.21' to a point; thence North 06 degrees 17' 39" East, 65.80' to a point; thence along a curve to the left having a central angle of 73 degrees 05' 39", a radius of 13.01', an arc length of 16.59', and a chord bearing of North 30 degrees 15' 09" West to a point; thence continuing along a curve to the left having a central angle of 18 degrees 04' 48", a radius of 39.31', an arc length of 12.40', and a chord bearing of North 75 degrees 50' 23" West to a point; thence North 05 degrees 07' 14" East, 39.28' to a point on the easterly right-of-way line of-Military Highway; thence leaving the easterly right-of-way line of Military Highway, South 47 degrees 28' 09" East, 95.35' to a point; thence South 59 degrees 31' 18" East, 66.00' to a point; thence North 72 degrees 10' 42" East, 47.00' to a point; thence North 13 degrees 12' 32" East, 176.79 to a point; thence North 59 degrees 31' 18" West, 138.02' to a point on the easterly right-of-way line of Military which marks the POINT OF BEGINNING.


The above described parcel contains 13.825 acres.





                                 EXHIBIT C
                              PERSONAL PROPERTY
Vehicles/Attachments

        o Kubota Tractor, Loader, Mower, Grading Box, Fertilizer Spreader
        o Kawasaki Mule Golf Cart
        o EZGO Golf Cart
        o 2 Ball Pickers


Range Equipment

        o Ball Dispensers
        o Mats, Baskets, Trays, Crates
        o Automated Ball Washing System
        o Golf Balls, Bats, Helmets, Clubs


Tools


        o Various Power Tools, Mowers, Hand Tools

Golf School

        o Video Units and Monitor
        o Misc Regripping and Repair Supplies


Snack Bar

        o Drink Machine, FCB Machine, Refrigerator, Freezer, Display Units


Office

        o Computer Registers
        o Phones
        o Copier
        o Fax
        o Desks
        o Files
        o Safe
        o Security Monitoring System





                                  EXHIBIT F

                            PERMITTED EXCEPTIONS

        1. Declaration of Easements made by Ella L. Webb, Trustee under Trust "All of the Will of Lloyd L. Webb, deceased, dated August 7, 1967, recorded in Deed Book 1024, page 272, as amended by Declaration dated February 1, 1978, recorded in Deed Book 1789, page 555 and Agreement, dated August 16, 1990, recorded in Deed Book 2919, page 1031.

        2. Easement granted Virginia Electric and Power Company by instrument dated February 24, 1953, and recorded in Deed Book 334, Page 442 along Military Highway. (Map Book 35, Page 119)

        3. Easement granted Virginia Electric and Power Company by instrument dated October 26, 1953, and recorded in Deed Book 344, Page 334 through acreage.

        4. Easement granted Virginia Electric and Power Company by instrument dated April 14, 1955, and recorded in Deed Book 412, Page 445 through acreage.

        5. Easement granted Virginia Electric and Power Company by instrument dated February 14, 1955, and recorded in Deed Book 500, Page 253 along Providence Road.

        6. Easement granted Virginia Electric and Power Company by instrument dated September 4, 1958, and recorded in Deed Book 563, Page 25 through acreage.

        7. Possible easement granted Chesapeake and Potomac Telephone Company by instrument dated April 13, 1979, and recorded in Deed Book 1889, page 637 five feet in width adjacent to bank on Leasehold D.

        8. Easement granted Commonwealth of Virginia by instrument dated March 24, 1942, recorded in Deed Book 211, Page 133.

        9. Permanent drainage and traffic control easement taken by the Commonwealth Transportation Commissioner of Virginia by instrument dated october 2, 1992, recorded in Deed Book 3138, Page 24.

        10. Forty foot road easement granted in favor of Bruce Flournay Motor Corp. as shown on plat recorded in Plat Book 34, page 53.

        11. Rights of others thereto entitled in and to the continued uninterrupted flow of the creek shown as running along the easterly line of the insured property as shown on "PLAT OF LEASEHOLD BOUNDARIES OF PROPERTY OF WEBB REALTY CO., INC." recorded in Plat book 127, Page 3, as shown on the Survey.






        12. Terms and conditions set forth in lease to Goodrich Associates from Ella L. Webb, Trustee, as evidenced by a Memorandum of Lease dated April 30, 1966, recorded in Deed Book 985, page 190. Corrected Memorandum of Lease dated May 31, 1967, recorded in Deed Book 1012, page 251. Modified by Agreement dated August 7, 1967, recorded in Deed Book 1024, page 265. Assigned by Goodrich Associates to Lenrich Associates by Assignment of Lease dated June 9, 1969, recorded in Deed Book" 56, page 436.

        13. Terms and conditions of Agreement by and among Webb Realty Company, Inc., Lenrich Associates, Earle W. Kazis, The United States Life Insurance Company in the City of New York and Lawyers Title Insurance Corporation, successor Trustee, dated August 16, 1990, recorded in Deed Book 2919, page 1031.

        14. Terms and conditions set forth in sublease from Lenrich Associates, L.L.C. to Indian River Family Golf Centers, Inc. as evidenced by Memorandum of Sublease dated May 20, 1996, recorded in the aforesaid Clerk's Office.